ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 7, 2013. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                            For           Withheld
Michael W. Bonney           23,579,942    530,787
Oleg M. Pohotsky            23,517,634    593,096
William S. Reardon          23,575,249    535,481

Michael W. Bonney, Oleg M. Pohotsky and William S. Reardon were elected to serve until the 2016 Annual Meeting.

Trustees serving until the 2014 Annual Meeting are Rakesh K. Jain and Lucinda H. Stebbins,CPA.

Trustees serving until the 2015 Annual Meeting are Daniel R. Omstead, Ph.D. and Uwe E. Reinhardt.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2013 by the following votes:

For           Against     Abstain
23,637,669    220,240     252,820